U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               (Amendment No. 2)

                      CALLFREE TELECOM COMMUNICATIONS CORP.
                 (Name of Small Business issuer in its Charter)
           New York                      4813                     11-3436237
 -------------------------     ----------------------------     ---------------
 (State or Jurisdiction of     (Primary Standard Industrial     I.R.S. Employer
Incorporation or organization    Classification Code No.      Identification No.

                 400 Perimeter Center Terrace, Atlanta, GA 30346
                                 (770) 352-0162
           ------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)

                 400 Perimeter Center Terrace, Atlanta, GA 30346
                                 (770) 352-0162
               ---------------------------------------------------
               (Address of principal place of business or intended
                          principal place of business)

                                  Stuart Radin
                               1116 Neilson Street
                          Far Rockaway, New York 11691
                                 (718) 868-0383
            ---------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering |_| ____

If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering |_| ___________

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering |_| ___________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box |_| ___________

                                                   CALCULATION OF REGISTRATION FEE
===================================================================================================================================
Title of Each Class of Securities    Amount to be      Proposed Maximum Offering   Maximum Aggregate Offering    Amount of
to be Registered                     Registered        Price per Unit (1)          Price (1)                     Registration Fee
===================================================================================================================================
Units each consisting of one share     500,000            $6.00                    $ 3,000,000                     $  909
of Common Stock $.001 par value,
one Class A Warrant and one Class
B Warrant
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock $.001 par value (2)       500,000            $8.00                    $ 4,000,000                     $1,212
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock $.001 par value (3)       500,000            $7.00                    $ 3,500,000                     $1,061
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                              $10,500,000                     $3,182
===================================================================================================================================

(1) Estimated  solely for the purpose of calculating  the  registration  fee
(2) Issuable upon exercise of the Class A Warrants
(3) Issuable upon exercise of the Class B Warrants

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                      CALLFREE TELECOM COMMUNICATIONS CORP.

Cross-Reference Sheet pursuant to Item 501(b) of Regulation S-K between Registration Statement (Form SB-2) and Form of Prospectus.

Item Number and Caption                                 Caption in Prospectus
-----------------------                                 ---------------------
1.  Front of Registration Statement and Outside         Cover Page-Inside Front
    Front Cover Page of Prospectus                      Cover page-Back Cover

2.  Inside Front and Outside Back                       Inside Front Cover Page
    Cover Pages of Prospectus                           Back Cover page

2.  Summary Information and Risk Factors                Summary of Prospectus
                                                        Risk Factors

4.  Use of Proceeds                                     Use of Proceeds

5.  Determination of Offering Price                     Cover Page;
                                                        Description of Shares

6.  Dilution                                            Dilution

7.  Selling Security Holders                            Not Applicable

8.  Plan of Distribution                                Cover Page; Inside
                                                        Cover Page; Offering

9.  Legal Proceedings                                   Litigation

10. Directors, Executive Officers                       Management
    Promoters and Control Persons

11. Security Ownership of Certain                       Principal Shareholders
    Beneficial Owners and Management

12. Description of Securities                           Offering; Description of
                                                        Shares

13.  Interest of Named Experts and Counsel              Legal Matters


14. Disclosure of Commission Position                   Indemnification
    on Indemnification for Securities Act

15. Organization Within Last Five Years                 Certain Transactions

16. Description of Business                             Business of the Company

17. Management's Discussion and                         Business of the Company
    Analysis of Plan of Operation

18. Description of Property                             Business of the Company

19. Certain Relationships and                           Certain Transactions
    Related Transactions

20. Market for Common Equity and                      Risk Factors
    Related Stockholder Matters

21. Executive Compensation                            Management-Remuneration

22. Financial Statements                              Financial Statements

23. Changes in and Disagreements with                 Not Applicable
    Accounts on Accounting and
    Financial Disclosures

                      CALLFREE TELECOM COMMUNICATIONS CORP.
                            (A New York Corporation)

                   200,000(minimum) to 500,000(maximum) Units
                          Offering Price $6.00 per Unit

Callfree Telecom Communications Corp. is offering a minimum of 200,000 up to a maximum of 500,000 Units. Each unit consists of one share of Callfree's Common Stock plus one common stock purchase A Warrant and one Common Stock purchase B warrant. The A warrants can be used to purchase one share of Callfree's Common Stock for $8.00 for 12 months from the date of this Prospectus. The price for the A Warrants may be adjusted after the Warrants become separately tradeable. The B Warrants can be used to purchase one share of Callfree's Common Stock for $7.00 any time after the A warrant has been exercised up to 24 months from the date of this Prospectus. The Common Stock and the Warrants included in the Units will not be separately transferable for up to 90 days after the date of this Prospectus. See "DESCRIPTION OF SECURITIES."

These units involve a high degree of risk and substantial dilution. Only persons who can afford to lose their entire investment should purchase them. See "RISK FACTORS" and "DILUTION."

This is an initial public offering. There is no assurance that a public market will result after the sale of these Units or that the shares can be sold, if at all, at the purchase price. Callfree arbitrarily determined the offering price of the Units based upon what it believes investors will pay for this type of speculative issue. The price bears no relationship to assets, earnings, book value or other established criteria of value.

A minimum of 200,000 Units are being offered on a "best efforts, all-or- none" basis and an additional 300,000 Units are being offered on a 'best efforts" basis. There is no assurance that any or all of the Units will be sold. American Securities Transfer & Trust, Inc., Denver, CO will hold in escrow all funds received in this Offering until the minimum 200,000 Units are sold. If 200,000
Units are not subscribed to within 90 days after the effective date of this Prospectus, all proceeds promptly will be refunded in full, without interest or deductions. The Offering will begin on the effective date of this Prospectus and continue for 90 days unless extended for an additional 90 days or until all Units are sold. See "OFFERING."

The shares and warrants offered in this Prospectus are subject to prior sale and approval of certain legal matters by counsel to the Company. Units are offered for cash or check only and must be accompanied by a properly completed and executed Subscription Agreement. Callfree reserves the right to reject any subscription in whole or part for any reason or for no reason.

Callfree engaged Boe & Company, Aurora, CO, to sell the Units to public investors in exchange for a commission of 10% of the gross sales price. No commissions will be paid unless a minimum of 200,000 Units are subscribed and paid for. In addition, Boe may receive a nonaccountable expense allowance of 3% of the sales price per Unit. Boe would receive this additional fee before any other Offering related expenses are paid.

                                   Underwriter        Proceeds to the
                     Price (1)     Commissions         Company (2)(3)
-----------------------------------------------------------------------
Price Per Unit     $    6.00       $      .60           $     5.40
Aggregate
Subscription:
 (200,000 Units
 Minimum)          $1,200,000      $  120,000           $1,080,000
 (500,000 Units
 Maximum)          $3,000,000      $  300,000           $2,700,000
-----------------------------------------------------------------------
      The date of this Prospectus is September     , 1999.


Callfree has not taken steps to create an aftermarket for the Common Stock offered in the Units. In the future, the Company may attempt arrangements with brokers to trade or make a market in the Common Stock but there is no assurance that there will ever be a market for its stock.

Neither the Securities and Exchange Commission nor any state securities division has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a crime.

Offerees and subscribers are urged to read this Prospectus carefully and thoroughly. The information contained in this document is correct as of its date but may not be relied upon as an accurate presentation at a later time. No one is authorized to provide and investors are warned not to rely upon any information or representation beyond that contained in this Prospectus. This Prospectus does not constitute an offer to sell or the solicitation of an offer to sell any securities to any person in any jurisdiction where such offer or solicitation would be unlawful.

Until _________________, all dealers may be required to deliver a Prospectus in connection with transactions in the registered securities: whether or not participating in this Offering. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and in respect to unsold allotments or subscriptions.

Upon completion of this Offering, Callfree will be required to file reports and other information with the Securities and Exchange Commission. You can read and copy these documents at the Public Reference Facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. Callfree will provide its shareholders annual reports with audited financial statements and quarterly reports with unaudited financial statements.

                              SUMMARY OF PROSPECTUS

This summary highlights information contained elsewhere is this Prospectus and may not contain all the information you should consider before investing in the Units. You should read the entire Prospectus carefully, including the "RISK FACTORS" section and the financial statements and notes to those statements.

The Company

     Callfree Telecom Communications Corp. was formed on April 8, 1998 to provide free long distance telephone service that is financed by advertising. The subscribers receive one of two types of calling cards. The service will be paid for by advertisers seeking to reach target audiences through brief commercials aired before and during the conversation.

     The Company has not yet commenced commercial operation. There is no assurance that it will be successful in raising capital or developing its business. The proceeds from the sale of the Units will enable the Company to develop and expand its business. (See "BUSINESS OF THE COMPANY," "CERTAIN TRANSACTIONS," "USE OF PROCEEDS" and "RISK FACTORS.")

     Callfree's principal office is at 400 Perimeter Center Terrace, Suite 60, Atlanta, GA 30346.

The Offering

Securities offered                     A minimum of 200,000 and maximum  of
                                       500,000   Units  of  Common Stock,
                                       par value $.001.

Offering Price                         $6.00 per Unit

Offering The Units are offered for a period of 90 days and may be extended for an additional 90 days by the Board of Directors. (See "OFFERING.")

Net Proceeds                           Approximately $1,080,000 (minimum
                                       subscription) $2,700,000 (maximum
                                       subscription).  (See "USE OF PROCEEDS.")

Use of Proceeds                        To be used for working capital and
                                       operating expenses, deposits on
                                       equipment, repayment of notes.
                                       (See "USE OF PROCEEDS.")

Number of Shares Outstanding           Before Offering: 1,067,000
                                       After Offering:  1,267,000 (minimum)
                                       1,567,000 (maximum)

                                TABLE OF CONTENTS
                                                                          PAGE

SUMMARY OF PROSPECTUS                                                      iv

THE COMPANY                                                                 v

THE OFFERING                                                                v

RISK FACTORS                                                                1
     Start-up Company                                                       1
     High Risk                                                              1
     Reliance On Outside Financing                                          1
     Reliance Upon Officers, Directors and Key Employees                    1
     Control of the Company                                                 1
     Dilution; Excessive Burden of Risk                                     2
     Possible Rule 144 Sales                                                2
     Competition                                                            2
     Insurance; Indemnification                                             2
     No Cash Dividends Paid                                                 3
     Arbitrary Determination of Offering Price                              3
     No Present Market for Securities                                       3
     Compliance with "Penny Stock" Rules                                    3
     Issuance of Additional Shares                                          4
     No Commitments to Purchase Shares                                      4

USE OF PROCEEDS                                                             4
DILUTION                                                                    5
CAPITALIZATION                                                              8
SUMMARY FINANCIAL INFORMATION                                               8
OFFERING                                                                    8
     Engagement of the Services of an Underwriter                           8
     Underwriter Commissions and Compensation                               9
     Offering Period and Expiration Date                                    9
     Determination of Offering Price                                        9
     Procedures for Subscribing                                             9
     Right to Reject                                                        9
     Escrow                                                                 10

BUSINESS OF THE COMPANY                                                     10
     General                                                                10
     Government Regulations                                                 12
     Employees                                                              12
     Management's Discussion and Analysis of Financial                      12
        Condition and Results of Operations

MANAGEMENT                                                                  13
     Officers and Directors                                                 13
     Background Information                                                 13
     Executive Compensation                                                 14
     Indemnification                                                        15
     Office Facilities                                                      15

                                                                         PAGE


PRINCIPAL SHAREHOLDERS                                                     15
     Future Sales by Present Shareholders                                  16

DESCRIPTION OF SECURITIES                                                  16
     Common Stock                                                          16
     Units                                                                 16
     Preferred Stock                                                       17
     Warrants                                                              17
     Non-Cumulative Voting                                                 18
     Dividends                                                             18
     Reports to Shareholders                                               18
     Transfer Agent                                                        18

CERTAIN TRANSACTIONS                                                       18
LITIGATION                                                                 19
ADDITIONAL INFORMATION                                                     19
EXPERTS                                                                    19
LEGAL MATTERS                                                              19
FINANCIAL STATEMENTS                                                       19

                                  RISK FACTORS

     The Units offered in this Prospectus involve an exceptionally high degree of risk and are extremely speculative. In addition to the other information contained in this Prospectus, you should carefully consider the following risk factors that illustrate but do not exhaust the substantial uncertainty in this investment.

Start-up Company

     Callfree has been in business for a short time and has engaged in limited activities since then. There is no assurance the Company will be successful in raising funds to continue operating. Even if funds are raised, there is no assurance that Callfree will be able to develop its business or that the business ultimately will be profitable. If this Offering is successful, the Company anticipates that the minimum proceeds will be sufficient to support operations for approximately 12 months. (See "BUSINESS OF THE COMPANY.")

High Risk

     There is a high risk of loss of any investment in Callfree's Units. If the Company fails to establish its business, any investment may be lost and the Company may need to be liquidated. (See "BUSINESS OF THE COMPANY" and "DILUTION.")

Reliance on Additional/Outside Financing

     The Company believes that the minimum proceeds of this Offering will provide enough cash to fund its current operations and obligations for the next twelve months. However, any expansion or acquisition would require additional funds and another debt or equity financing. There is no assurance that Callfree could find suitable financing on acceptable terms. All operations to date have been financed by private sales of the Company's Common Stock and loans. Future operations will depend on the availability of revenues from current operations and/or additional financing. (See "USE OF PROCEEDS" and "CERTAIN TRANSACTIONS.")

Reliance on Officers, Directors and Key Employees

     Callfree is completely dependent on the personal efforts and abilities of its five officers and directors. Of these, Messrs. Stuart Radin, Seyed A. Hasan and Abraham Ben-David are full-time key employees. Their participation is critical to the Company's business and future success. The Company has employment agreements with each of the officers and directors and key-man life insurance for Messrs. Stuart Radin, Seyed A. Hasan and Abraham Ben-David. (See "MANAGEMENT.")

Control of the Company

     The present shareholders will continue to control the Company after the sale of the minimum or maximum number of Units. These present shareholders will be able to elect a majority of the Board of Directors and thereby control the operations and policies of the Company. (See "MANAGEMENT.")

Dilution: Excessive Burden of Risk

     If the Units are sold, the present shareholders will hold approximately 84% (minimum Offering) or 68% (maximum Offering) of the Company. The present shareholders acquired their shares at prices substantially below the prices investors will pay in this Offering. As a result, investors in this Offering will contribute to the capital of the Company a disproportionately greater percentage than the ownership they receive. Present shareholders will experience an immediate increase in the net tangible book value of their shares at the same time that Unit investors will incur substantial dilution of the net tangible book value of their shares. The present shareholders will benefit from a disproportionately greater share of the Company if it is successful while investors in this Offering risk a disproportionately greater loss of cash invested if the Company is not successful. (See "DILUTION" and "PRINCIPAL SHAREHOLDERS.")

Possible Rule 144 Sales

     In December 1998, the Company issued 800,000 shares of its Common Stock which shares are held by current or former Officers, Directors and control persons of Callfree. An additional 105,000 shares were issued in May 1999 to two persons who are officers and directors of the Company. These shares are considered restricted securities by the Securities and Exchange Commission. Rule 144 of the Securities Act of 1933 provides that restricted securities must be held for a minimum period of one year. Thereafter, a limited number of the shares may be sold every three months in brokerage transactions. The possible sale of these restricted securities may have a depressive effect on the price of the Company's Common Stock if there is a market for that stock. In addition, persons who hold restricted securities for one year who are not considered "affiliates" of the Company under Rule 144 may sell their securities without any limitations on the number of shares sold. (See "PRINCIPAL SHAREHOLDERS - FUTURE SALES BY PRESENT SHAREHOLDERS" and "DILUTION RESTRICTED SHARES ELIGIBLE FOR FUTURE SALE.")

Competition

     There is intense competition in the telephone industry. Many of the Company's competitors have greater financial and other resources, better distribution networks and greater name recognition. There can be no assurance that Callfree will be able to successfully compete in this industry. (See "BUSINESS OF THE COMPANY.")

Insurance and Indemnification

     Since the Company has limited capital, it currently does not carry insurance against liabilities arising from the negligence of its officers and directors or in connection with deficiencies in any of its business operations. Even if it was insured, there is no assurance that the coverage would be adequate to satisfy potential claims against the Company, its officers and directors or its business operations or products. The Company's Articles of Incorporation and By-Laws provide for indemnification of the officers and directors to the fullest extent possible under New York law. However, the Securities and Exchange Commission considers any indemnification for officers, directors and controlling persons for liabilities arising under the Securities Act of 1933 as against public policy and unenforceable. (See "FINANCIAL STATEMENTS" and "BUSINESS OF THE COMPANY.")

No Cash Dividends Paid

     The Company has not paid any cash dividends and does not anticipate paying such dividends at any time in the foreseeable future. Any income received from operations will be reinvested and devoted to the Company's operations and expansion. (See "DESCRIPTION OF SECURITIES.")

Arbitrary Determination of Offering Price

     The Company arbitrarily determined the price of the Units in this Offering. The offering price is not an indication of and is not based upon the actual value of the Company. It bears no relationship to the book value, assets or earnings of the Company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities. (See "OFFERING.")

No Present Market for Securities

     There presently is no public market for the Company's securities and there can be no assurance that any such market will develop. In the event a public trading market does develop, there is no assurance that it will continue. Therefore, investors may not be able to sell shares promptly or at all and may not receive a price equal to or above the price paid for those shares.

Compliance with Penny Stock Rules

     Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system or where the issuer meets certain minimum financial requirements). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker/dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receiver the purchaser's written agreement to the transaction. Subsequent to the transaction, the broker/dealer must deliver monthly or quarterly statements containing specific information about the penny stock. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that is subject to the penny stock rules. If Callfree's Common Stock becomes subject to these penny stock rules, investors may find it more difficult to sell their securities.

Issuance of Additional Shares

     The Board of Directors has the authority to issue an additional 8,800,000 shares (assuming a minimum subscription) or 8,500,000 shares (assuming a maximum subscription) of Common Stock after completion of this Offering. The effect of issuing additional shares to persons who are not public investors will be to further dilute the book value per share and reduce the control held by held by public investors. There currently are no commitments, contracts or intentions to issue any additional shares.
(See "DILUTION.")

No Commitments to Purchase Units

     Presently there are no commitments to purchase any of the 500,000 Units offered in this Prospectus. Consequently, the Company cannot give any assurance that any of the Units will be sold. However, the escrow arrangements provide that the agent will hold all funds received until either 200,000 Units are sold within 90 days from the date of this Prospectus or within 180 days if the Company extends the offer for an additional 90 days. Thus, by subscribing to Units in this Offering, an investor could invest money in the Company for as long as 180 days and ultimately have that money returned without interest or deductions. (See "OFFERING.")

                                 USE OF PROCEEDS

     The Company estimates the net proceeds from this Offering will be approximately $1,004,000 (assuming a minimum subscription) or $2,570,000 (assuming a maximum subscription) after deductions for sales commissions and estimated offering expenses. The Company anticipates that the proceeds will be disbursed in the priority set forth below during the first 12 months after the Offering.

                                                Minimum            Maximum
Description                                   Subscription       Subscription
------------                                   ------------       ------------
TOTAL PROCEEDS                                 $1,200,000         $3,000,000
Offering Expenses:
Sales Commissions (10% of Units sold) (1)         120,000            300,000
 (See "UNDERWRITING" and "OFFERING")
Nonaccountable Expense Allowance (2)               36,000             90,000
 (See "UNDERWRITING")
Legal and Accounting Fees
  and Offering Expenses (3)                        40,000             40,000
                                               ----------         ----------
Total Net Proceeds                             $1,004,000         $2,570,000



                                   Minimum          % of net                      Maximum           % of net
Description                      Subscription       Proceeds                    Subscription        Proceeds
-----------                      ------------       --------                    ------------        --------

Administrative
 and Salaries
  Rent                              60,000             6.6                         60,000              2.33
  Advertising                       48,000             4.8                        240,000              9.34
  Office Expense                    84,000             8.4                        120,000              4.67
  Fees/legal &
     accounting                     24,000             2.4                         24,000               .94
  Salaries                         303,000                                        598,000             23.27
                                 ---------           -----                      ---------             -----
                                   519,000           51.69                      1,042,000             40.55

Directors Expenses                      -0-                                        60,000               2.3
Repayment of Notes                 108,000             9.96                       108,000               4.2
Working Capital                    277,000            28.39                       760,000             29.57
Deposit for POPs                   100,000             9.96                       600,000             23.35
                                 ---------            -----                     ---------             -----
                                 1,004,000              100%                    2,570,000             100%


(1) Assumes that an underwriters' commission of 10% will be paid on all Shares sold. (See "UNDERWRITING" and "OFFERING.")

(2) Assumes that a non-accountable expense allowance may be paid to the underwriter equal to $36,000 in the event of a minimum subscription or $90,000 or in the event of a maximum subscription.

(3) The organizational and offering expenses, including accounting, legal, printing, clerical and other expenses, and registration and filing fees, are estimated to total $40,000.

     The foregoing represents the Company's current intentions for the proceeds of this Offering. However, the Company may reassess and reassign the disbursements if it becomes beneficial for future operations and development. A post effective amendment to this Prospectus will be issued if the Company intends any material change in the use of proceeds.

     Any net proceeds not required for immediate expenditure will be invested in certificates of deposit or U.S. Treasury Notes.

                                    DILUTION

     Dilution is the difference between the offering price of the Common Stock and the net tangible book value per share immediately after the Offering is completed. Net tangible book value is calculated by subtracting the total liabilities and intangible assets from the Company's total assets. Dilution can occur when the offering price of the shares is arbitrarily determined based on market factors rather than on book value.

     As of June 30, 1999, the net tangible book value of the shares of the Company (total assets, excluding intangible assets, less total liabilities, excluding contingent liabilities) was ($203,923) or ($.20) per share based upon 1,067,000 shares outstanding at that time.

     Upon completion of this Offering, but without taking into account any change in such net tangible book value after completion of this Offering, other than that resulting from the sale of the shares offered hereby, the net tangible book value of the 1,067,000 shares, based upon a minimum subscription (or 1,567,000 shares, based upon a maximum subscription) to be outstanding will be approximately $996,077 based upon a minimum subscription (or $2,766,077 based upon a maximum subscription), or approximately $.79 per share, based upon a minimum subscription (or $1.77 per share based upon a maximum subscription). Accordingly, the net tangible book value of the Shares held by the present shareholders of the Company (i.e., 1,067,000 shares) will be increased by $.99 per share, based upon a minimum subscription (or increased by $1.97 per share, based upon a maximum subscription), without any additional investment on their part and the purchasers of the Shares offered hereby will incur immediate dilution (a reduction in net tangible book value per share from the offering price of $6.00 per Unit) of approximately $5.21 per share, based upon a minimum subscription (or $4.23 per share, based upon a maximum subscription).

     After completion of this Offering, the purchasers of the Shares offered hereby will own approximately 15.9% (31.9%) of the total number of shares then outstanding, for which they will have made a cash investment of $1,200,000 based upon a minimum subscription (or $3,000,000, based upon a maximum subscription), or $6.00 per Unit. The current shareholders of the Company will own approximately 84.1% (68%) of the total number of shares then outstanding, for which they have made actual cash contributions of $1,067 or $.001 per share.

     The present shareholders of the Company's Common Stock acquired their shares at a substantial discount to the offering price in order to raise working capital during the past two years. The present shareholders will experience an immediate substantial increase in the value of their shares and the public investors will experience an immediate substantial dilution in the value of their shares.

     As of June 30, 1999, the net tangible book value of the shares was ($203,923) or ($.20) per share based on 1,067,000 shares outstanding at that time. Assuming there are no changes in net tangible book value other than those resulting from this Offering, the net tangible book value of the present shareholders' shares will appreciate to approximately $997,077 or $.79 per share based on a minimum subscription without any additional investment on their part. In contrast the public investors will incur immediate dilution from $6.00 per share to $.79 upon completion of the minimum subscription of this Offering.

         The   following   table  sets  forth  a   comparison   of  the  present
shareholders' and public investors' proportionate ownership compared to the amounts paid and contributions to capital assuming no changes in net tangible book value other than the completion of the minimum and maximum subscription.

                              PRESENT SHAREHOLDERS
                                    Minimum Subscription    Maximum Subscription
                                    --------------------    --------------------
Price Per Share                        $       .001           $         .001

Net Tangible Book
Value per Share                        $      (.20)           $        (.20)
before Offering


Net Tangible Book
value per Share                        $       .79            $        1.77
after Offering

Increase to present
Shareholders in
net tangible book
value per share due
to Offering                            $       .99            $        1.97

Capital
 contributions                         $     1,067            $       1,067

Number of Shares
outstanding
before Offering                          1,067,000                1,067,000

Number of Shares
 outstanding
After Offering                           1,267,000                1,567,000

Percentage of ownership
after the Offering                            84.1%                    68.1%

                                PUBLIC INVESTORS

                                Minimum Subscription       Maximum Subscription
                                --------------------       --------------------
Price Per Share                           $6.00                     $6.00

Dilution Per Share                        $5.21                     $4.23

Capital contributions                    $1,200                    $3,000

Number of Shares after the
Offering held by the
Public Investors                        200,000                   500,000

Percentage of ownership
after the Offering                        15.9%                     31.9%

     All 1,067,000 of the Company's currently outstanding shares of Common Stock are "restricted securities" which, in the future, may be sold pursuant to Rule 144 under the Securities Act of 1933, as amended, if available. Rule 144 currently provides, in essence, that persons holding restricted securities for a period of one year may each sell, every three months, in brokerage transactions, a number of shares equal to one percent of the aggregate number of the Company's outstanding shares, and after two years, persons other than "affiliates" of the Company, may sell shares without any volume restrictions.

       Sales of shares (a) held by present shareholders, after applicable restrictions expire; and (b) offered in this Offering, which would be immediately resalable, may have a depressing effect on the price of the Company's shares in any market that may develop. (See "DILUTION.")

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1999, and as adjusted to reflect the sale of the minimum Shares offered hereby and the application of the net proceeds therefrom. (See "FINANCIAL STATEMENTS.")

                                                                   Upon Sale of
                                             June 30, 1999         200,000 Units
                                             -------------         -------------

Common Stock:
10,000,000 Shares
authorized, par value
$.001; 1,067
issued and outstanding ..................        1,067               1,267

Preferred Stock
1,000,000 of shares
authorized, par value
$.01, no shares issued
and outstanding

Shareholders' Equity: ...................    $(203,922)            996,077


                          SUMMARY FINANCIAL INFORMATION

 BALANCE SHEET DATA:                                  June 30, 1999

 Current Assets......................................  $  21,387
 Current Liabilities.................................  $ 255,310
 Total Assets........................................  $  21,387
 Shareholders' Equity................................  $(203,922)
                 (See "FINANCIAL STATEMENTS)

                                    OFFERING

     The Units will be offered by the Company subject to prior sale and subject to approval of certain legal matters by the Company's legal counsel. The Company reserves the right to reject any subscription in whole or in part, for any reason or for no reason.

     A total of 800,000 shares of the Company's Common Stock were issued to three persons who were officers, directors and control persons of the Company, in December, 1998. An additional 105,000 shares were issued in May, 1999 to two persons who are officers and directors of the Company. These shares are all "restricted securities" under Rule 144 of the Securities Act of 1933, as amended, and under such Rule, may not be sold for a period of at least two years from acquisition thereof.

Engagement of an Underwriter

     Callfree engaged Boe & Company, 3668 So. Jasper Street, Aurora, CO 80013, a member of the National Association of Securities Dealers, as its agent to offer prospective investors a minimum of 200,000 Units on a "best-efforts, all-or-none" basis up to a maximum of 500,000 Units on a "best-efforts" basis at an offering price of $6.00 per Unit. If Boe does not sell 200,000 Units within 90 days from the date of this Prospectus, all proceeds received will be promptly refunded to investors in full without interest or deductions for commissions or expenses.

Underwriter Commissions and Compensation

     The Underwriter will receive a sales commission of 10% or $.60 per Unit. Total commissions will be $120,000 for the minimum subscription and $300,000 for the maximum subscription. In addition, the Underwriter will receive a nonaccountable expense allowance of 3% of the gross proceeds of the Offering plus Warrants to purchase Common Stock equal to 10% of the number of Units it sells. However, if the Underwriter fails to sell the minimum 200,000 Units within the designated time, it will not receive any commissions or expense allowance.

     A copy of the proposed Underwriting Agreement is on file as Exhibit 1 to the Registration Statement for this Offering.

Offering Period and Expiration Date

     The Offering will commence on the date of this Prospectus and continue for 90 days. The Company and the Underwriter can mutually agree to extend the Offering for an additional 90 days.

Determination of Offering Price

     The offering price of the Units was determined arbitrarily by the Company. The price does not bear any relationship to the Company's assets, book value, earnings or other established criteria for valuing a privately held company. Therefore, the offering price should not be considered an indication of the actual value of the Company's securities. In contrast, the Company took into consideration its capital structure, financial condition, prospects for business and the industry and the general condition of the securities market in determining the number of shares of Common Stock for this Offering.

Procedures for Subscribing

     The Units will be subject to prior sale and approval of certain legal matters by the Company's legal counsel.

     Each investor subscribing for any of the Units must execute a Subscription Agreement and return it to Boe with a check or certified funds payable to American Securities Transfer and Trust, Inc./Callfree Telecom Communications, Inc.

Right to Reject

     The Company may accept or reject a subscription, in whole or in part, for any reason or no reason. All funds from rejected subscriptions will be returned immediately to the investors without interest or deduction for expenses. Subscriptions for securities will be accepted or rejected within 48 hours after the Company receives them.

Escrow

     Boe promptly will transmit all funds it receives to a special escrow account at American Securities Transfer & Trust, Inc., 1825 Lawrence Street, Denver, CO. The escrow agent will hold those funds until a minimum of 200,000 Units are sold. Once the 200,000 Unit threshold is met, the Company will receive all proceeds directly until the maximum Units are sold or the Offering expires. If at least 200,000 Units are not sold when the Offering expires or is terminated, the Escrow agent will return all subscription funds promptly without interest or deduction.

                            BUSINESS OF THE COMPANY

General

     Callfree Telecommunications Corp. is a New York corporation that was incorporated on April 8, 1998. The Company maintains its principal offices at 400 Perimeter Center Terrace, Atlanta, GA 30346. (See "OFFICE
FACILITIES.")

     The Company was formed to provide free long distance service to selected target markets. The costs of the calls are supported by various entities that will supply advertisements to be aired before and during the calls.

     The Company will initiate operations between two corridors: New York City and Tel Aviv, Israel and New York City and London, England. The Company's principal service consists of an active Point of Presence called a POP - which will be equipped with a Server supporting 1 to 144 simultaneous calls and up to 240 simultaneous calls when necessary. This will be transmitted on one Internet T-1 (1,540K) line and between 1 to 240 PTSN (Public Switch Telephone Network).

CALLING CARD OPTIONS Customers can access the service through two calling card options. One carries a nominal fee and both feature advertisements or HITS to deliver the sponsors' messages.

     UTILITY CARD - The UTILITY card will be available at authorized distribution centers. The card is transferable and expires after 2 months or 2 hours of telephone time, whichever comes first. It cannot be recharged. The Company targeted three industries to advertise on this card: Alcohol, Tobacco and Prophylactics because they cannot be promoted on conventional television, radio or in print media.

     To make a call, the caller must dial into the Company's server using the telephone number shown on the front of the card and press in a preselected personal identification number, also known as a PIN number. At that point a 20-second commercial called an IMPACT advertisement will air. This is the only advertisement the caller will hear if the call does not go through. Thereafter the caller will be directed to enter the area code and number he wishes to call.

     The caller and receiver will be HIT with a 30-second advertisement every 3 minutes. The advertisements will be in either English or Hebrew depending on which area code is dialed and which telephone number was used to access the service. If the call originates in Tel Aviv, the advertisement will be in Hebrew and a receiver in New York will hear a different advertisement in English.

     The Company will receive the proceeds for the initial IMPACT HIT whether or not the call is completed. Advertisers will pay a premium of $.30 for the initial IMPACT HIT and $.10 for the subsequent HITS that air after every 3 minutes of talk time. The Advertisers will get a monthly report detailing the calling patterns, length of calls, origination and destination of calls and how many times their advertisements were aired.

     PREMIUM CARD - The PREMIUM card is non-transferable and rechargeable. A user must complete a demographic application in order to receive this card. The application can be made via telephone, facsimile, mail or Internet. In addition, there is a $10 processing fee charged on a major credit card every six months when the calling card expires. The PREMIUM card features 180 hours or 10,800 minutes of talk time. Like the UTILITY card, the PREMIUM card calls begin with a 20-second IMPACT HIT.

     Since demographic information is available under this calling card option, advertisers can select their listening audience. As a result, advertisers will be charged $.55 for the initial IMPACT HIT to select audiences. If an advertiser declines to pay for an IMPACT HIT, it can still choose to HIT a select target at a cost of $.35 per HIT. The final choice is a 15-second HIT for $.10 to air after every three minutes of talk time.

     The PREMIUM card will have an option for the caller to ignore the advertisements by pressing "1" when the warning tone airs 10 seconds before the commercial. The Company can bill the caller's credit card if he chooses to ignore the message. The Company will charge a competitive rate for the commercial-free talk time.

     The Company also charges the advertisers for commercials directed at the receivers. Since no demographic information is available for the receivers, HITS are billed at the same rates as UTILITY cards. In addition, the language requirement is the same for both the UTILITY and PREMIUM cards.

     PRODUCT AND DELIVERY- The distinguishing factor in the Company's long distance telephone service is that the calls are free to subscribers. The demographic information collected from PREMIUM cardholders will be the basis for the Company's customer database. This information will enable the Company's to attract and keep advertisers.

     MARKET DEFINITION-The long distance telecommunications market is growing at a rapid rate. According to the Federal Communications Commission, in 1994 the market for outgoing calls between the USA and Israel was 195,400,000 minutes. The Company estimates that 27% of those calls originated in New York and had a destination of Tel Aviv or Jerusalem. These facts would indicate a target market of 57,618,000 minutes. Likewise, the same year the market for outgoing calls between the USA and the UK was 905,500,000 minutes and rose to over 1 million minutes the next year. The Company believes that 70% of those calls are business related. Of the remaining 30%, an estimated 20% of the calls are from New York, which indicates a target market of 61,044,000 minutes.

ADVERTISING AND PROMOTION-The Company plans to promote its long distance service through several channels: print and electronic media, direct sales, club associations and barter deals with in-flight magazines. The determining factors in choosing these channels are the low cost and effectiveness in targeting this specific customer market. In addition, the Company will disseminate information through direct response mail and telemarketing.

     The Company plans to spend approximately $500,000 on advertising and promotion during the next 18 months. There will be a budget allotment of 5% of total sales for advertising investment. The Company has entered into an agreement with Inter-World Communications, LLC, 60-50 Peachtree Parkway, Norcross, GA, to handle advertising. Inter-World will receive a commission of 15% on all advertisements it generates. In addition, the Company will establish its own marketing department within the next 24 months.

Government Regulations

     The Company will be subject to the Federal Communications Commission regulations governing long distance telecommunications and the Internet telephone industry. Currently, no federal regulations are in place for the Internet portion of the Company's service.

     The sale of long distance telephone service is regulated by both federal and state authorities. The Company will obtain all the required federal and state permits, licenses and bonds to operate its facilities. Pursuant to current FCC regulations, all communication companies are required to obtain FCC 214 licenses. The cost of each FCC 214 license is approximately $45,000. The Company does not have to file this application, which takes 90 - 120 days to process, until activation of its switching facility. Once the switching facility is activated, the FCC grants a six month grace period in which to file the application. There can be no assurance that the Company's operation and profitability will not be subject to more restrictive regulation or increased taxation by federal state or local agencies in the future.

Employees

     The only direct employees of the Company in its initial stage of operations, will be its officers and directors, all of whom presently serve without compensation.

Management's Discussion and Analysis of Financial Condition and Results of Operations

     The net proceeds from the successful completion of the minimum offering will provide the Company with sufficient cash to operate its business for the next twelve months, without the necessity of raising additional funds. Product research and development will be conducted on behalf of the Company by other companies with which the Company has business relationships, so the Company will not have to conduct such research and development. The Company does not expect to purchase or sell any plant or significant equipment during the next twelve month period.

Upon successful completion of the minimum offering, the Company intends to hire two persons for office support and clerical and administrative duties. Thereafter, the Company intends to hire at least one and up to four additional personnel in advertising and marketing capacities.

                                   MANAGEMENT

Officers and Directors

     Each director of the Company is elected to a term of one year and serves until his/her successor is elected and qualified. Each officer of the Company is elected by the Board of Directors to a term of one year and serves until his/her successor is duly elected and qualified or until he/she is removed. The Board of Directors has no nominating, auditing or compensation committees.

     The officers and directors of the Company, and further biographical information concerning them are as follows:

Name and Address              Age      Position

Stuart Radin                  32       President, Chief Executive Officer,
1116 Neilson Street                    Director
Far Rockaway, New York
11691

Eric A. Popkoff               44       Vice President Investor Relations,
1750 East 23rd Street                  Secretary and Director
Brooklyn, NY 11229

Seyed A. Hasan                35       Chief Operating Officer, Director
400 Perimeter Center Terrace
Atlanta, Georgia

Jay Radin                     32       Chief Financial Officer, Director
1239 East 34th Street
Brooklyn NY 11210

Abraham S. Ben-David, Phd.    53       Chief Technology Officer, Director
38 Derech Hachoresh
Jerusalem, Israel 97278


Background Information

Stuart Radin has been the President of the Company since inception. He is currently a professor at Baruch College, City University of New York, where he teaches business data communications. He also has taught courses including Business, Accounting, Tax, and Computers in other colleges. Mr. Radin holds an MBA in business specializing in taxation from Baruch College, CUNY.

Eric A. Popkoff - From 1989 to 1994 Mr. Popkoff was a teacher of social studies and accounting and business practices at various sites in the New York City Public School system. He currently is an adjunct lecturer in economics at

Brooklyn College, City University of New York. Since 1994 he has been the President and Chief Executive Officer of Undiscovered Equities Research Corp., an information services company located in Brooklyn, New York, which provides research on request from securities brokers and broker/dealers, and periodically distributes written reviews of selected securities. Since 1997 he has been a vice president and director of Summa Metals Corp. located in Laguna Nigel, California. Mr. Popkoff holds an MBA in Management and an MBA in International Business from Baruch College, CUNY.

Seyed A. Hasan - Mr. Hassan has been engaged in marketing, development and operations of telecommunications companies in the United States and Europe for the past 10 years

Abraham S. Ben-David - Mr. Ben-David received his doctorate in information and communications technology from Lehigh University in 1976. From 1976 to 1979 he was Associate Scientist at Xerox Corporation where he participated in both advanced office and communications software technology development (hardware and software). Thereafter he became Director of R&D for Fujitsu America where he was responsible for development of communication and office hardware and software. He became Director of R&D for Intafile International (a Geneva based company with R&D facilities in Jerusalem) in 1981. where he was responsible for the development of leading edge mobile communication and office equipment. He has served on several senior faculty positions in Israel and in the United States.

Jay Radin - has been the Chief Financial Officer of the Company since its inception. He is a graduate of Turo College, New York, and is the Fiscal Manager of New York Community Hospital, Brooklyn, New York.

Executive Compensation

     Upon completion of the minimum Offering the officers and directors of the Company will receive the following salaries.

     Name               Capacities Served              Annual Compensation
     ----               -----------------              -------------------
Stuart Radin            President                            $92,300

Eric A. Popkoff         Vice-President-Corporate             $35,000
                        Relations, Secretary, Director

Syed A. Hasan           Chief Operating Officer, Director    $72,000

Jay Radin               Director                             $59,800

Abraham S. Ben-David    Chief Engineering Officer, Director  $72,000

     These salaries will not be retroactive and will commence only upon completion of the minimum Offering.

     No Option/SAR Grants or long-term Incentive Plans-Awards have been granted or awarded to any officers or directors of the Company and there are presently no plans to implement any such benefits.

Indemnification

     The Company's By-laws provide that it will indemnify any officers and directors who are sued for any acts performed in their corporate capacity in good faith in the best interests of the corporation. The Company may advance expenses to defend such suits and must pay all expenses including attorney's fees if the officers or directors are successful on the merits. For derivative actions, indemnity is permitted only for expenses actually incurred and only by a court order if the officer or director is judged liable. The indemnification is intended to be to the fullest extent permitted by New York law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to officers, directors or persons controlling the Company, pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in said Act and is therefore unenforceable.

Office Facilities

     The Company's principal offices are located at 400 Perimeter Center Terrace, Atlanta, GA 30346, and are provided on a rent free basis by a Company affiliated with Seyed A. Hasan, an officer and director of the Company.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding ownership of the Company's Common Stock as of the date of this Prospectus, and as adjusted to reflect the sale of the Shares offered hereby, by each officer and director, all officers and directors as a group, and by all other shareholders who own 5% or more of the Company's Common Stock.

                          No.    Percent Ownership      Percent Ownership
                          of     Before Offering         After Offering
                         Shares                      Minimum       Maximum
                         ------                      -------       -------
Stuart Radin            560,000       50.7             42.9        34.9

Eric A. Popkoff         230,000       20.8             17.6        14.3

Jay Radin                10,000        *                *           *

Seyed A. Hasan           75,000        6.8              5.7         4.7

Abraham Ben-David        30,000        2.7              3.0         1.9

All officers and        905,000        81.9%            69.3%       56.4%
Directors as a Group
(5 persons)(1)
* less than 1%

(1) Assumes that all of the Units offered hereby are sold, of which there can be no assurance, and that the present shareholders do not purchase any Units in this Offering. In either of such events, their percentage ownership would increase accordingly. (See "RISK FACTORS-CONTROL OF THE COMPANY", "DILUTION" and "OFFERING.")

Future Sales by Present Shareholders

     The aggregate of 1,067,000 shares of Common Stock held by the present shareholders are deemed "restricted securities," as defined in Rule 144 of the Rules and Regulations of the SEC. Under Rule 144, these shares can be publicly sold, subject to volume restrictions and certain restrictions on the manner of sale, commencing one year after their acquisition. Sales of shares by
"affiliates" are also subject to volume restrictions and certain other restrictions pertaining to the manner of sale, all pursuant to Rule 144.

     The  200,000   (500,000)   Units  in  this  offering  are  not  "restricted
securities" under Rule 144 and can be publicly sold without compliance with Rule 144 if there is a market for these securitiese.

                            DESCRIPTION OF SECURITIES

     The following statements summarize detailed provisions of the Company's Certificate of Incorporation, By-laws, the Warrant Agreement among the Company, Boe & Company, and American Securities Transfer & Trust, Inc. as Warrant Agent and the Underwriting Agreement. All of these documents are available for public review as filed with the Securities and Exchange Commission as Exhibits to the Registration Statement for this Offering.

Common Stock

     The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, par value $.001 per share. The holders of Common Stock are entitled to equal dividends and distributions per share when and if declared by the Board of Directors from funds legally available for those purposes. No holder of Common Stock has a pre-emptive right to subscribe for any securities of the Company not are any Common Shares subject to redemption or convertible into other securities of the Company. Upon liquidation, dissolution or winding up of the Company, and after payment of creditors and preferred stockholders, the remaining assets will be divided pro-rata on a share-for-share basis among the holders of the shares of Common Stock. Each share of Common Stock is entitled to one non-cumulative vote on all matters upon which stockholders may vote. All shares of Common Stock now outstanding are fully paid, non-assessable and validly issued as will all shares of Common Stock issued pursuant to this Offering.

     The Board of Directors is authorized to issue additional Common Stock within the limits established by the Company's Articles of Incorporation and By-laws.

Units

     The Company is offering a minimum of 200,000 Units and a maximum of 500,000 Units of Common Stock, par value $.001, pursuant to this Prospectus. The offering price is $6.00 per Unit. No fractional Units may be purchased. Each Unit consists of one share of Common Stock and two Common Stock purchase warrants, designated A Warrants and B Warrants.

Preferred Stock

     Each 5% Cumulative Convertible Preferred Share may be converted into one share of Common Stock at any time until April 1, 2016. The right to convert is suspended during the 5 day period immediately prior to shareholder meetings, dates for dividend payments or issuance of rights, or when a change of conversion or shares goes into effect. Any holder may convert a 5% Cumulative Convertible Preferred share by surrendering the certificate(s) to a transfer agency or, if none, at the principal offices of the Company. The certificates must be duly endorsed in blank or accompany properly executed instruments for transfer together with a written request for conversion. Upon conversion, that interest will be reflected as a fully paid, non-assessable Common Stock holding of record.

     If any of the 5% Cumulative Convertible Preferred shares remain outstanding, the Company may only declare a stock dividend if, by proper legal action, it authorizes and reserves sufficient additional shares to completely convert all outstanding Preferred shares plus the corresponding Common Stock dividend on such shares. The Company has the right to declare and pay cash or other dividend not specifically excluded.

The Warrants

     Each of the A Warrants entitles the registered holder thereof to purchase one share of the Common Stock at a price of $8.00, subject to adjustment in certain circumstances at any time after the Warrants become separately tradeable, until 12 months from the date of this Prospectus. Each of the B Warrants entitles the registered holder thereof to purchase one share of the Common Stock at a price of $7.00, subject to adjustment in certain circumstances, at any time after the exercise of the A Warrant related to the Units until 24 months from the date of this Prospectus. The Common Stock and the Warrants included in the Units will not be separately transferable until 90 days after the date of this Prospectus or such earlier date as the Company may determine. The shares of Common Stock underlying the Warrants, when issued upon the exercise thereof and payment of the purchase price, will be fully paid and nonassessable.

     The Warrants will be issued pursuant to a Warrant Agreement among the Company, the Underwriter and the Warrant Agent, and will be evidenced by warrant certificates in registered form. Upon notice to the Warrant holders, the Company has the right to reduce the exercise price or extend the expiration date of the Warrants. The exercise price and number of shares of Common Stock issuable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock splits, combinations and reclassification. The Company has reserved from its authorized but unissued shares a sufficient number of shares of Common Stock for issuance upon the exercise of Warrants.

     The Warrants may be exercised upon the surrender of the Warrant Certificate on or prior to the expiration of the exercise period, with the form of election to purchase included on the Warrant Certificate properly complete and executed, together with payment of the exercise price to the Warrant Agent. No fractional shares will be issued upon the exercise of the Warrants. The Warrants do not confer upon the holders thereof any voting rights or any other rights as shareholders of the Company. The exercise price of the Warrants is arbitrary and there can be no assurance that the value of the Common Stock will ever rise to a level where exercise of the Warrants would be of any economic benefit to the Warrant holder.

     In order for the holder to exercise the Warrants, there must be a current registration statement on file with the Securities and Exchange Commission and various state securities commissions to continue registration of the shares of Common Stock underlying the Warrants. The Company intends to file an amendment to this Registration Statement covering the Warrants at a time when the market price of the Common Stock is higher than the exercise price of the Warrants. The filing of an amendment to this Registration Statement could result in substantial expense to the Company, and there can be no assurance that the Company will be able to file an amendment to this Registration Statement. The Company will make reasonable efforts and believes that is will be able to qualify the shares of Common Stock underlying the Warrants for sale in those states where the Units are offered. The Warrants may be deprived of any value if a current prospectus covering the Shares issuable upon exercise thereof is not kept effective, if the underlying Shares are not qualified in states in which the Warrant holder resides, or if the holder is unable to sell the Warrants. Warrant holders who move to states in which the Warrants are not qualified for sale may not be able to exercise their Warrants.

Non-cumulative Voting

     The holders of Common Stock do not have cumulative voting rights. Therefore, the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors if they so choose. In that event, the holders of the remaining shares will not be able to elect any of the Company's directors. After this Offering is completed, the present stockholders will own 84% (68%) of the outstanding shares.

Dividends

     The Company had not paid any cash dividends to date and does not anticipate paying any dividends in the foreseeable future. The Board of Directors may declare dividends in its discretion depending on earnings, if any, capital requirements, the financial position of the Company, general economic conditions and other pertinent factors.

Reports to Shareholders

     The Company will furnish annual reports to shareholders containing audited financial statements of the Company, and will also furnish unaudited quarterly financial statements.

Transfer Agent

     The Company has appointed American Securities Transfer & Trust, Inc., Denver, Colorado, as the transfer agent for its Common Stock.

                              CERTAIN TRANSACTIONS

     Callfree Technologies, an Israeli based company, will implement a standard Point of Presence (a "POP") ready for operation for the Company.

The POP will enable Callfree Telecom to provide the services as described above. This POP will be based on a hardware product, Hi-Pnet, from ECI Telecom, Ltd. with the addition of software developed by Callfree Technologies. Each POP will be installed and tested for a one time charge of $100,000. Thereafter, a royalty fee of $US 0.01 will be paid to Callfree Technologies on a per minute usage basis. Callfree Technologies is a wholly owned subsidiary of CF Management, Ltd. which is owned 32% by Rimon Corporation, 2% by David Sandel, 25% by Stuart Radin, 8% by Seyed A. Hasan, and 33% by the Philip & Rebecca Goodman Family Trust. Messrs. Stuart Radin and Hasan are officers and directors of the Company. Rimon Corporation is a Florida corporation. Dr. Abraham Ben David, the Chief Technology Officer and a director of the Company, is a controlling shareholder and President of Call Free Technologies. Stuart Radin is also a Vice-President of Call Free Technologies.

                                   LITIGATION

     The Company is not a party to any pending litigation and, to the best of its knowledge, none is contemplated or threatened.

                             ADDITIONAL INFORMATION

     The Company had filed a SB-2 Registration Statement in connection with this Offering with the Securities and Exchange Commission. The Registration Statement contains information including Exhibits and Schedules that do not appear in this Prospectus. Investors may read and copy the complete Registration Statement at the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Copies of the Registration Statement may be obtained upon payment of the Commission's usual fees for reproduction and handling.

                                     EXPERTS

     The audited financial statements of the Company as of February 28, 1999, included in this Prospectus, have been examined by Ronald R. Chadwick, P.C.

                                  LEGAL MATTERS

     The law office of Steven L. Siskind, 645 Fifth Avenue, Suite 403, New York, New York 10022, Telephone (212) 750-2002, has acted as legal counsel for the Company regarding the validity of the securities in this offering.

                              FINANCIAL STATEMENTS

     The Company's fiscal year ends December 31. The financial statements for the period ended June 30, 1999 and the audited financial statements for the Company for the period ended February 28, 1999 follow immediately.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 22.  Indemnification of Directors and Officers.

    The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

(1)  Article  Sixth of the Articles of  Incorporation  of the Company,  filed as
     Exhibit 3.1 to the Registration Statement.

(2)  New York General Business Law ss. 722

     The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the Company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Item 23.  Other Expenses of Issuance and Distribution.

     The estimated expenses of the offering (assuming all Shares are sold), all of which are to be paid by the Registrant, are as follows:

SEC Registration Fee                   $ 3,182.00
National Association of
Securities Dealers, Inc.
 Filing Fees                               800.00
 Printing Expenses                         500.00
 Accounting Fees and Expenses            5,000.00
 Legal Fees and Expenses                27,500.00
 Blue Sky Fees/Expenses                  1,000.00
 Transfer Agent Fees                       500.00
 Miscellaneous Expenses                  1,518.00
                                       ----------
   TOTAL                               $40,000.00



Item 24.  Recent Sales of Unregistered Securities.

     During the past three years, the Registrant issued securities which were not registered under the Securities Act of 1933, as amended, pursuant to an exemption under Section 4(2) of that Act, to its founders and promoters as follows:

Name & Address                  Date of issuance             Number of Shares
--------------                  ----------------             ----------------
Consideration

Stuart Radin ................   12/31/98                          560,000
1116 Neilson Street
Far Rockaway, NY 11691

Eric Popkoff ................    12/31/98                          230,000
1750 East 23rd Street
Brooklyn, NY 11229

Jay Radin ...................    12/31/99                           10,000
1239 East 34th Street
Brooklyn, NY 11210

Seyed A. Hasan ..............    6/1/99                             75,000
400 Perimeter Center Terrace
Atlanta, Georgia

Abraham Ben-David ...........    6/1/99                             30,000
39 Derech Hachoresh
Jerusalem, Israel 97278

     Between March 1, 1999 and June 30, 1999 the Company issued an aggregate of 162,000 shares of common stock to 27 investors, pursuant to an exemption from Registration under Section 4(2) of the Act.

     All purchasers of the Registrant's Common Stock acknowledged in writing that they were obtaining "restricted securities", as defined in Rule 144 under the Act; that such shares cannot be transferred without appropriate registration or exemption therefrom; that they must bear the economic risk of the investment for an indefinite period of time; that they would not sell the securities without registration or exemption therefrom; and that the Registrant would restrict the transfer of the securities in accordance with such representations. Each purchaser agreed that any certificate representing such shares would be stamped with the usual legend restricting the transfer of such shares.

     No underwriters were used in the sale and issuance of the foregoing shares and none of the shares were offered publicly.

     All of the foregoing shares were issued in transactions between the Company and its promoters and founders, and did not involve any public offering. The purchasers were all officers and directors of the Company.

Item 25.  Exhibits.

     The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-K:

Exhibit No.     Title

1                 Underwriting Agreement
1.1               Selected Dealer Agreement
1.2               Warrant Agreement*
3.1               Articles of Incorporation
3.2               Bylaws
4.1               Subscription Agreement
5                 Opinion of Steven L. Siskind, Esq. regarding the legality of the Securities being registered
* To be filed later.

10.1(a)           Promissory Note payable to Tina Chromey
10.1(b)           Promissory Note payable to Philip Goodman
10.1(c)           Promissory Note payable to Robert P. Hennig
10.1(d)           Promissory Note payable to James L. Perry
10.10(a)          Common stock purchase option with Philip Goodman
10.11             Proceeds Escrow Agreement with American Securities Transfer &
                    Trust, Inc.*
10.12(a)          Employment Agreement with Stuart Radin
10.12(b)          Employment Agreement with Eric Popkoff
10.12(c)          Employment Agreement with Jay Radin
23                Consent of Steven L. Siskind, Esq. (See Exhibit 5)
24.1              Consent of Ronald P. Chadwick, C.P.A.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

* To be filed later.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.















                 THE REST OF THIS PAGE INTENTIONALLY LEFT BLANK

                                                             SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in Far Rockaway, New York on the ___ day of September, 1999.

                      CALLFREE TELECOM COMMUNICATIONS CORP.



                                     By:
                                             Stuart Radin, President

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                                         Date



                                                 September     , 1999
Stuart Radin, President



                                                 September     , 1999
Eric A. Popkoff, Vice-President
Corporate Relations, Director



                                                 September    , 1999
Seyed A. Hasan



                                                 September     , 1999
Jay Radin, Director



                                                 September     , 1999
Abraham S. Ben-David

                     CALLFREE TELECOM COMMUNICATIONS CORP.
                         (A Development Stage Company)

                              FINANCIAL STATEMENTS

                               December 31, 1998
                              & February 28, 1999
                       and Six Months Ended June 30, 1999

                      CALLFREE TELECOM COMMUNICATIONS CORP.
                          (A Development Stage Company)
                                  BALANCE SHEET

                                                                 December 31,             February 28,            June 30,
                                                                     1998                     1999                  1999
                                                                 ------------             ------------            --------
                                  ASSETS


Current assets
     Cash                                                         $(     250)              $    27,740              $21,387
                                                                  -----------              -----------              -------
       Total current assets                                        (     250)                   27,740               21,387
                                                                  -----------              -----------              -------
Total Assets                                                      $(     250)              $    27,740              $21,387
                                                                  -----------              -----------              -------






            LIABILITIES AND STOCMIOLDERS' EQUITY

Current liabilities
     Accrued payables - related party                             $    49,437                   68,187                61,186
     Accounts payable                                                   1,877                    4,877                 2,028
     Interest payable                                                   2,463                    3,213                 6,344
     Notes payable                                                     45,000                   75,000               155,750
                                                                  -----------             ------------

          Total current liabilities                                    98,777                  151,277               225,310
                                                                  -----------             ------------               -------

Total Liabilities                                                      98,777                  151,277               225,310
                                                                  -----------             ------------               -------

    Stockholders' equity

        Preferred stock: $.01 par value,
          1,000,000 shares authorized,
          0 shares issued & outstanding

        Common stock: $.001 par value,
          10,000,000 shares authorized
          800,000 shares issued & outstanding
          & 1,067,000 shares issued & outstanding                         800                      800                 1,067
         Additional paid in capital                                     7,238                    7,318                 9,423
         Deficit accumulated during
          the development stage                                     ( 107,065)               ( 131,655)             (214,412)
                                                                  -----------              ------------             ---------
      Stockholders' Equity (Deficit)                                 ( 99,027)               ( 123,537)             (203,922)
                                                                  -----------              ------------             ---------
      Total Liabilities And Stockholders' Equity                   $     (250)             $    27,740              $ 21,387
                                                                  ===========              ============             =========





    The accompanying notes are an integral part of the financial statements.

                      CALLFREE TELECOM COMMUNICATIONS CORP.
                          (A Development Stage Company)
                             STATEMENT OF OPERATIONS





                                                             Two Months        Six Months                 April 8, 1998
                                               Year Ended.       Ended           Ended            ________(inception to)_______
                                               December 31,   February 28,      June 30,          February 28,       June 30,
                                                  1998            1999            1999               1999              1999
                                              -------------  -------------     -----------        ------------       ---------

Revenues.                                      $        -     $        -                           $        -
Operating expenses                                104,564         23,360          103,504             128,324           208,068
                                               ----------     ----------       ----------          ----------        ----------
Income (loss) from operations                    (104,564)       (23,360)        (103,504)           (128,324)         (208,068)
                                               ----------     ----------       ----------          ----------        ----------

Other income (expense)
         Interest                                 (2,501)           (830)          (3,843)             (3,331)           (6,344)
                                               ----------     ----------       ----------          ----------        ----------

          Income (loss) before provision
          for income taxes                      (107,065)        (24,590)        (107,347)           (131,655)         (214,412)
                                               ----------     ----------       ----------          ----------        ----------


Provision for income tax
Net income (loss)                                (l07,065)       (24,590)        (107,347)           (13l,655)         (214,412)
                                               ==========     ==========       ==========          ==========        ==========
Net income (loss) per share                   $     (.13)    $     (.03)      $     (.10)         $     (.17)       $     (.20)
                                               ==========     ==========       ==========          ==========        ==========
       Weighted average number of
       common shares outstanding                  800,000        800,000        1,067,000             800,000         1,067,000
                                               ==========     ==========       ==========          ==========        ==========



    The accompanying notes are an integral part of the financial statements.

                      CALLFREE TELECOM COMMUNICATIONS CORP.
                          (A Development Stage Company)
                        STATEMENT OF STOCKHOLDERS' EQUITY
         For the Period April 8, 1998 (inception) to February 28, 1999


                                    COMMON STOCK                                                             Total
                                                                 Paid in        (Accumulated             Stockliolders'
                                Shares         Amount            Capital         Deficit                 Equity (Deficit)
                                ------         ------            --------        --------                ----------------

Balances at
April 8,1998                         -         $    -         $         -       $       -                   $         -

Common stock Issued
on December 15, 1998
at $.0 1/share, for services   800,000             800              7,200               -                         8,000

Paid in capital                      -               -                 38               -                            38

Net gain (loss)
for the period ended
December 31, 1998                    -               -                  -        (107,065)                     (107,065)
                             ---------         -------         ----------       ---------                    ----------

Balances at
December31, 1998               800,000         $   800         $    7,238       $(107,065)                   $  (99,027)

Paid in capital                      -               -                 80               -                            80

Common stock issued            262,000             267              2,105               -                    $    2,372
and additional
Paid in Capital

Net gain (loss)                                                                  (107,347)                     (107,347)
for the period
ended June 30,
1999

Balances at
  June 30, 1999              1,067,000           1,067              9,423        (214,412)                     (203,922)
                             ---------         -------         ----------       ---------                    ----------




    The accompanying notes are an integral part of the financial statements.

                     CALLFREEE TELECOM COMMUNICATIONS CORP.
                          (A Development Stage Company)
                             STATEMENT OF CASH FLOWS

                                                             Two Months        Six Months                 April 8, 1998
                                               Year Ended.       Ended           Ended            ________(inception to)_______
                                               December 31,   February 28,      June 30,          February 28,       June 30,
                                                  1998            1999            1999               1999              1999
                                              -------------  -------------     -----------        ------------       ---------


Cash Flows From Operating Activities:


    Net income  (loss)                          $(107,065)    $(24,590)        $(107,347)          $(131,655)        $(214,412)
    Adjustments  to
    reconcile  net income (loss) to net
    cash provided by (used for) operating
    activities:

        Stock issuances
        Compensatory stock issuances                8,000            -               267               8,000            1, 067
        Increase  in accrued  payables -
          related  parties                         49,437       18,750            11,749              68,187            61,186
        Increase  in accounts payable               1,877        3,000               151               4,877             2,028
        Increase in interest payable                2,463          750             3,881               3,213             6,344
        Option interest expense                        38           80             2,185                 118             1,423

Additional paid-in capital
             Net  cash provided by (used for)
             operating activities                 (45,250)      (2,010)          (89,112)            (47,260)         (134,362)
                                                  -------       ------           -------              ------           -------


Cash Flows From Financing Activities:

         Receipts from notes payable               45,000       30,000           110,750              75,000           155,750
         Payments on notes payable                      -            -                 -                   -                 -
                                                  -------       ------           -------              ------           -------
                 Net cash provided by (used for)
                     financing activities          45,000       30,000           110,750              75,000           155,750
                                                  -------       ------           -------              ------           -------


    Net Increase (Decrease) In Cash                  (250)      27,990            21,637              27,740            21,387



Cash At The Beginning Of The Period                     -         (250)             (250)                  -                 -
                                                  -------       ------           -------              ------           -------
Cash At The End Of The Period                     $  (250)     $27,740           $21,387             $27,740          $ 21,387
                                                  =======       ======            ======              ======           =======

Schedule Of Non-Cash Investing And Financing Activities:

During the period ended December 31,1998 the Company:

           1)recorded $8,000 in stockholders' equity from compensatory stock issuances.

Supplemental Disclosure

Cash paid from April 8, 1998 (inception) to June 30, 1999 for income taxes: 680




    The accompanying notes are an integral part of the financial statements.

                      CALLEREE TELECOM COMMUNICATIONS CORP.
                         (A Development Stage Company).
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1. ORGANIZATION, OPERATIONS AND:SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Callfree Telecom Communications Corp. ("Callfree", the "Company"), was incorporated in the state of New York on April 8, 1998. The Company was formed to provide long distance telephone and advertising services over the Internet. The Company has conducted only limited planned principal operations and is a development stage company.

Income tax

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences.' Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Accounting year

The Company employs a calendar accounting year.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.Actual results could differ from those estimates.

                      CALLFREE TELECOM COMMUNICATIONS CQRP.
                         (A Development Stage' Company)
                    NOTES TO FINANCIAL STATEMENTS - Continued


NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Net income (loss) per share

The net 'income (loss) per share is computed by dividing, the net income (loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and common stock issuable upon conversion of the Company's preferred stock are not included in the computation if the effect of such inclusion would be anti-dilutive and would increase the earnings or decrease loss per share.

Stock offering costs

Expenditures incident to the public stock offering which consist primarily of legal, underwriting, commissions and printing expenses are capitalized as incurred and will be charged against the proceeds of the public offering if said offering is successful, and charged off as an expense if the offering is not successful.


NOTE 2. RELATED PARTY TRANSACTIONS

As of June 30, 1999 the Company owed Stuart Radin, an officer, $46,937, consisting of $36,937 for expenses incurred on behalf of the Company, and $10,000 in compensation, and owed Eric Popkoff, an officer, $2,500. At June 30, 1999, the Company owed Stuart Radin $61,187, consisting of $36,937 for expenses incurred on behalf of the Company, and $24,250 in compensation.


NOTE 3. INCOME TAXES

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses. These loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur. The Company accounts for income taxes pursuant to SFAS 109. As of June 30, 1999, the Company had approximately $ 214,000 of unused federal net operating loss carryforward, which will expire in the year 2019 if not used. A deferred tax asset, arising from the net operating loss carryforward of approximately $64,200 has been offset by a 100% valuation allowance.

                      CALLFREE TELECOM COMMUNICATIONS CORP.
                          (A Development Stage Company)
                    NOTES TO FINANCIAL STATEMENTS - Coutinued


NOTE 4. NOTES PAYABLE

At December 31, 1998 and February 28, 1999, the Company had the following notes payable outstanding:

                                                               Balances at                Balances at
                                                               December 31,               June 30,
                                                                  1998                       1999
                                                               ------------               -----------
Three notes payable, unsecured, interest at
10% per annum, maturing November26, 1998,
currently delinquent                                             $ 40,000                  $ 40,000

Note payable1 unsecured, interest at
5% per annum, maturing August 4, 1999                               5,000                     5,000


Note payable, unsecured, interest at 10% per annum,
maturing on various dates.                                              -                   110,750
                                                                 --------                  --------
    Total notes payable                                          $ 45,000                  $155,750


   The schedule of maturities by fiscal year for all notes outstanding is as follows:

                       Year ending December 31,
                         1998       $ 40,000
                         1999          5,000
                         2000        115,750
                         Total      $115,750

                      CALLFREE TELECOM COMMUNICATIONS CQRP.
                          (A Development Stage Company)
                    NOTES TO FINANCIAL STATEMENTS - Continued


NOTE 5. STOCKHOLDERS' EQUITY

Common stock

The Company as of June 30, 1999 had 10,000,000 shares of authorized common stock, $.00l par value, with 1,067,00O shares issued and outstanding.

Preferred stock

The Company has 1,000,000 shares of authorized, 5% cumulative, convertible preferred stock, par value $.01, with 0 shares issued and outstanding (the "Preferred"). The Preferred is convertible at the option of the holder, prior to April 1, 2016, into fully paid, nonassessable common shares of the Company at the rate of one common share for one share of the Preferred.

Stock compensation awards

In December of 1998 the Company issued founders' stock to insiders, recording a total compensation expense of $8,000.

Stock options: In June and August of 1998, and February of 1999, the Company issued stock options to several individuals in connection with the borrowing of money to support Company operations. The Company accounts for the fair value of these note related options in accordance with SFAS 123. The options are considered by the Company as a cost of borrowed funds. The exercise price of the options granted in 1998 is $.001 per share, and $.01 and $7.20 per s hare for those in 1999, and market price has been estimated at par ($.00l per share). The related interest cost has been expensed on the date of grant, as the options are immediately exerciseable or the amounts nominal. The Company has set no specific limit on the amount of shares it may issue for options underlying borrowing activities, and the maximum term of any one of these options is four years.

                     CALLFREE TELECOM COMMUNICATIONS CORP.
                         (A Development Stage Company)

                              FINANCIAL STATEMENTS

                               December 31, 1998
                              & February 28, 1999

                     CALLFREE TELECOM COMMUNICATIONS CORP.
                         (A Development Stage Company)

                              FINANCIAL STATEMENTS




TABLE OF CONTENTS


                                                                    Page
                                                                    ----

INDEPENDENT AUDITOR'S REPORT ON
     THE FINANCIAL STATEMENTS                                       F-1

FINANCIAL STATEMENTS

     Balance sheet                                                  F-2
     Statement of operations                                        F-3
     Statement of stockholders' equity                              F-4
     Statement of cash flows                                        F-5
     Notes to financial statements                                  F-6

                             RONALD R. CHADWICK, P.C.
                           CERTIFIED PUBLIC ACCOUNTANT
                               3025 5. PARKER ROAD
                                    SUITE 109
                             AURORA, COLORADO 80014

                             TELEPHONE:(3O3)3O6-I967
                            TELECOPIER:(303)306-1944




                          INDEPENDENT AUDITOR'S REPORT


Board of Directors
Callfree Telecom Communications Corp.
Far Rockaway, New York

I have audited the accompanying balance sheets of Callfree Telecom Communications Corp. as of December 31, 1998 and February 28, 1999 and the related statements of operations, stockholders' equity and cash flows for the period from April 8, 1998 (inception) to February 28, 1999. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Ah audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Callfree Telecom Communications Corp. as of December 31, 1998 and February 28, 1999 and the results of its operations and its cash flows for the period from April 8, 1998 (inception) to February 28, 1999 in conformity with generally accepted accounting principles.


Aurora, Colorado                                       /s/RONALD CHADWICK, P.C.
March23, 1999                                             RONALD CHADWICK, P.C.

                      CALLFREE TELECOM COMMUNICATIONS CORP.
                          (A Development Stage Company)
                                  BALANCE SHEET

                                                                     December 31, February 28,
                                                                         1998        1999
                                                                      ---------    ---------

ASSETS
Current assets
    Cash ..........................................................   $    (250)   $  27,740
                                                                      ---------    ---------
     Total current assets .........................................        (250)      27,740
                                                                      ---------    ---------
Total Assets ......................................................         250)   $  27.740
                                                                      =========    =========

          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
    Accrued payables - related party ..............................   $  49,437       68,187
    Accounts payable ..............................................       1,877        4,877
    Interest payable ..............................................       2,463        3,213
    Notes payable .................................................      45,000       75,000
                                                                      ---------    ---------
    Total current liabilities .....................................      98,777      151,277
                                                                      ---------    ---------
Total Liabilities .................................................      98,777      115,277
                                                                      ---------    ---------

Stockholders' equity
      Preferred stock: $.0l par value, 1,000,000 shares authorized,
        0shares issued & outstanding...............................           -            -
      Common stock: $.00l par value, 10,000,000 shares authorized
       800,000 shares issued & outstanding ........................         800          800
    Additional paid in capital ....................................       7,238        7,318

      Deficit accumulated during
       the development stage.......................................    (107.065)    (131,655)
                                                                      ---------    ---------
Stockholders' Equity ('Deficit) ...................................     (99.027)    (123,537)
                                                                      ---------    ---------
Total Liabilities And Stockholders' Equity ........................   $    (250)   $  27,740
                                                                      =========    =========






    The accompanying notes are an integral part of the financial statements.

                      CALLFREE TELECOM COMMUNICATIONS CORP.
                          (A Development Stage Company)
                             STATEMENT OF OPERATIONS


                                                                                                         April 8, 1998
                                                       Year Ended             Two Months Ended           (inception) to
                                                    December 31, 1998         February 28, 1999         February 28, 1999
                                                    -----------------         -----------------         -----------------
Revenues.........................................     $        -                $        -                $         -
Operating expenses...............................        104.564                    23.760                    128.324
                                                      -----------               -----------               ------------
Income (loss) from operations....................     (  104.564)               (   23.760)               (   128.324)
                                                      -----------               -----------               ------------

Other income (expense)
           Interest..............................     (    2.501)               (      830)               (     3,331)
                                                      -----------               -----------               ------------
           Income (loss) before provision
           for income taxes......................     (  107,065)               (   24,590)               (   131.655)
                                                      -----------               -----------               ------------
Provision for income tax
Net income (loss)................................     (  107,065)               (   24,590)               (   131,655)
                                                      -----------               -----------               ------------
Net income (loss) per share......................     $     (.13)                    $(.03)               $      (.17)
                                                      -----------               -----------               ------------
      Weighted average number of
       common shares outstanding.................        800.000                   800.000                    800,000
                                                      -----------               -----------               ------------


















    The accompanying notes are an integral part of the financial statements.

                      CALLFREE TELECOM COMMUNICATIONS CORP.
                          (A Development Stage Company)
                        STATEMENT OF STOCKHOLDERS' EQUITY
          For the Period April 8, 1998 (inception) to February 28, 1999
                               COMMON STOCK

                                                                                                       Total
                                                              Paid in           (Accumulated           Stockholders'
                                Shares        Amount          Capital           Deficit                Equity  (Deficit)
                                ------        ------          -------           ------------           -----------------

Balances at
April 8, 1998 ..............   $     --     $     --         $     --             $      --             $       --

Common stock issued
on December 15, 1998
at $.0 1/share, for services    800,000          800            7,200                    --                  8,000
Paid in capital ............         --           --               38                    --                     38

Net gain (loss)
for the period ended
December 31, 1998 ..........         --           --               --              (107.065)             ( 107.065)
                               --------     --------        --------              ----------             ----------
Balances at
December 31, 1998 ..........    800,000     $    800         $  7,238             $(107,065)            $(  99,027)
Paid in capital ............         --           --               80                    --                     80

Net gain (loss)
for the period ended
February 28, 1999 ..........         --           --              --              (  24.590)             (  24,590)
                               --------     --------        --------              ----------             ----------
Balances at
February 28, 1999 ..........    800.000     $    800        $  7.318              $(131.655)             $(123,537)
                               ========     ========        ========              ==========             ==========













    The accompanying notes are an integral part of the financial statements.

                      CALLFREE TELECOM COMMUNICATIONS CORP.
                          (A Development Stage Company)
                             STATEMENT OF CASH FLOWS



                                                                           Two Months       April 8,1998
                                                         Year Ended          Ended          (inception) to
                                                         December 31,      February 28,     February 28,
                                                            1998              1999             1999
                                                         ------------      -----------     --------------
Cash Flows From Operating Activities:
     Net income (loss) ................................   $(107,065)       $ (24,590)       $(131,655)
     Adjustments to reconcile net income
     (loss) to net cash provided by (used for)
      operating activities:
         Compensatory stock issuance ..................       8,000
         Increase in accrued payables - related parties      49,437           18,750           68,187
         Increase in accounts payable .................       1,877            3,000            4,877
         Increase in interest payable .................       2,463              750            3,213
         Option interest expense ......................          38               80              118
                                                          ---------        ---------        ---------
             Net cash provided by (used for)
                  operating activities ................     (45,250)          (2,010)         (47,260)
                                                          ---------        ---------        ---------
Cash Flows From Financing Activities:
     Receipts from notes payable ......................      45,000           30,000           75,000
                                                          ---------        ---------        ---------
      Payments on notes payable

             Net cash provided by (used for)
                  financing activities ................      45,000           30,000           75,000
Net Increase (Decrease) In Cash .......................        (250)          27,990           27,740
Cash At The Beginning Of The Period ...................          --             (250)              --
Cash At The End Of The Period .........................   $    (250)       $  27,740        $  27,740
                                                          =========        =========        =========

     Schedule Of Non-Cash Investing And Financing Activities:

     During the period ended December 31, 1998 the Company:

          1) recorded $8,000 in stockholders' equity from compensatory stock issuances.

     Supplemental Disclosure

     Cash paid from April 8, 1998 (inception) to February 28, 1999 for interest and income taxes: None.


    The accompanying notes are an integral part of the financial statements.

                      CALLFREE TELECOM COMMUNICATIONS CORP.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Callfree Telecom Communications Corp. ("Callfree", the "Company"), was incorporated in the state of New York on April 8, 1998. The Company was formed to provide long distance telephone and advertising services over the Internet. The Company has conducted only limited planned principal operations and is a development stage company.

Income tax

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Accounting year

The Company employs a calendar accounting year.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.
Actual results could differ from those estimates.

                      CALLFREE TELECOM COMMUNICATIONS CORP.
                          (A Development Stage Company)
                    NOTES TO FINANCIAL STATEMENTS - Continued



NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Net income (loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and common stock issuable upon conversion of the Company's preferred stock are not included in the computation if the effect of such inclusion would be anti-dilutive and would increase the earnings or decrease loss per share.

Stock offering costs

Expenditures incident to the public stock offering which consist primarily of legal, underwriting, commissions and printing expenses are capitalized as incurred and will be charged against the proceeds of the public offering if said offering is successful, and charged off as an expense if the offering is not successful.


NOTE 2. RELATED PARTY TRANSACTIONS

As of December 31, 1998 the Company owed Stuart Radin, an officer, $46,937, consisting of $36,937 for expenses incurred on behalf of the Company, and $10,000 in compensation, and owed Eric Popkoff, an officer, $2,500. At February 28, 1999, the Company owed Stuart Radin $65,187, consisting of $36,937 for expenses incurred on behalf of the Company, and $28,250 in compensation, and owed Eric Popkoff $3,000.


NOTE 3. INCOME TAXES

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses. These loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur. The Company accounts for income taxes pursuant to SFAS 109. As of December 31, 1998, the Company had approximately $107,000 of unused federal net operating loss carryforward, which will expire in the year 2019 if not used. A deferred tax asset, arising from the net operating loss carryforward of approximately $30,000 has been offset by a 100% valuation allowance.

                      CALLFREE TELECOM COMMUNICATIONS CORP.
                          (A Development Stage Company)
                    NOTES TO FINANCIAL STATEMENTS - Continued


NOTE 4. NOTES PAYABLE

At December 31, 1998 and February 28,1999, the Company had the following notes payable outstanding:


                                                                  Balances at           Balances at
                                                                 December 31,           February 28,
                                                                     1998                   1999
                                                                 ------------           ------------
Three notes payable,
unsecured, interest at 10% per annum,
maturing November 26, 1998,
currently delinquent                                              $ 40,000               $ 40,000

Note payable,
unsecured, interest at 5% per annum,
maturing August 4, 1999                                              5,000                  5,000

Note payable,
unsecured, interest at 10% per annum,
maturing February 18, 2000                                              --                 30,000
                                                                  --------               --------
Total current notes payable                                       $ 45.000               $ 75.000
                                                                  ========               ========


The schedule of maturities by fiscal year for all notes outstanding is as follows:

            Year ending December 31,

                    1998.....................$ 40,000
                    1999.....................   5,000
                    2000.....................  30,000
                   Total.....................$ 75.000

                      CALLFREE TELECOM COMMUNICATIONS CORP.
                          (A Development Stage Company)
                    NOTES TO FINANCIAL STATEMENTS - Continued


NOTE 5. STOCKHOLDERS' EQUITY

Common stock

The Company as of December 31, 1998 and February 28, 1999 had 10,000,000 shares of authorized common stock, $.001 par value, with 800,000 shares issued and outstanding.

Preferred stock

The Company has 1,000,000 shares of authorized, 5% cumulative, convertible preferred stock, par value $.0l, with 0 shares issued and outstanding (the "Preferred"). The Preferred is convertible at the option of the holder, prior to April 1, 2016, into fully paid, nonassessable common shares of the Company at the rate of one common share for one share of the Preferred.

Stock compensation awards

In December of 1998 the Company issued founders' stock to insiders, recording a total compensation expense of $8,000.

Stock options: In June and August of 1998, and February of 1999, the Company issued stock options to several individuals in connection with the borrowing of money to support Company operations. The Company accounts for the fair value of these note related options in accordance with SFAS 123. The options are considered by the Company as a cost of borrowed funds. The exercise price of the options granted in 1998 is $.001 per share, and $.01 and $7 per share for those granted in 1999, and market price has been estimated at par ($.001 per share). The related interest cost has been expensed on the date of grant, as the options are immediately exercisable or the amounts nominal. The Company has set no specific limit on the amount of shares it may issue for options underlying borrowing activities, and the maximum term of any one of these options is four years.

                      CALLFREE TELECOM COMMUNICATIONS CORP.
                          (A Development Stage Company)
                    NOTES TO FINANCIAL STATEMENTS - Continued


NOTE 5. STOCKHOLDERS' EQUITY (Continued)

A summary of the status of the Company's stock options as of December 31, 1998 and February 28, 1999, and changes during the period ended on those dates is presented below:



                                        December 31, 1998                 February 28, 1999
                                     ---------------------              ---------------------
                                          Weighted Ave.                      Weighted Ave.
Options                              Shares Exercise Price              Shares Exercise Price
-------                              ------ --------------              ------ --------------

Outstanding at
  beginning of period                    --         --                  38,000      $ .001
Granted                              38,000     $ .001                  80,000      $ 3.50
Exercised                                --         --                      --          --
Forfeited                                --         --                      --          --
                                     ------                            -------
Outstanding at
  end of period                      38.000      $.OO1                 118,000      $ 2.37
                                     ======
Options exercisable
  at period end                      38,000         --                  78,000          --
Weighted average fair
  value of options
  granted during the
  the period                         $ .001         --                  $ .001          --





The following table summarizes information about stock options outstanding at Decembe 31, 1998.



                                    Options Outstanding                             Options Exercisable
                     ---------------------------------------------------   ------------------------------------
                       Number          Weighted Ave.                           Number
    Range of           Outstanding     Remaining          Weighted Ave.        Exercisable      Weighted Ave.
Exercise Price         at 12/31/98     Contractual Life   Exercise Price       at 12/31/98      Exercise Prices
---------------------------------------------------------------------------------------------------------------
$ .001 only              38,000         6 months          $ .001               38,000           $ .001


The following table summarizes information about stock options outstanding at February 28,1999.

                                    Options Outstanding                             Options Exercisable
                     ---------------------------------------------------   ------------------------------------
                       Number          Weighted Ave.                           Number
    Range of           Outstanding     Remaining          Weighted Ave.        Exercisable      Weighted Ave.
Exercise Price         at 12/31/98     Contractual Life   Exercise Price       at 12/31/98      Exercise Prices
---------------------------------------------------------------------------------------------------------------
$ .001-7.00            118,000         23 months          $ 2.37               78,000           $ .006

                      CALLFREE TELECOM COMMUNICATIONS CORP.
                          (A Development Stage Company)
                    NOTES TO FINANCIAL STATEMENTS - Continued


NOTE 6. PROPOSED PUBLIC OFFERING

The Company plans to raise capital through a public stock offering. The offering calls for the sale to the public of a minimum of 200,000 units and a maximum of 500,000 units on a best efforts basis, at a price of $6.00 per unit. Each unit consists of 1 share of common stock and 2 warrants.